Exhibit 99
Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2020 Results

MURFREESBORO, Tenn. – (August 10, 2020) National Health Investors, Inc. (NYSE:NHI) announced today its net income attributable to common stockholders, its Funds From Operations (“FFO”), its Normalized FFO and its Normalized Adjusted Funds From Operations (“AFFO”) for the three and six months ended June 30, 2020.

Q2 2020 Overview
•GAAP net income attributable to common stockholders of $0.99 for the second quarter and $2.36 year-to-date, per diluted common share;
•AFFO of $1.35 for the second quarter and $2.65 year-to-date, per diluted common share;
•Completed $192.4 million in real estate and mortgage note investments;
•$137 million available to draw on revolving credit facility before proceeds from the new $100 million term loan closed July 2020;
•Maintained low leverage balance sheet at 4.8x net debt-to-annualized adjusted EBITDA;
•Fixed charge coverage improved to 6.0x;
•Portfolio EBITDARM lease coverage at 1.69x; and
•Collected 96.9% of July rents and August collections are as expected and will be provided in a business update later this month.

Eric Mendelsohn, NHI President and CEO, stated, “Our operators performed well considering the COVID challenges. Our balance sheet is in good shape and there are no significant debt maturities until 2022. Move-ins are happening while move-outs are slowing which is resulting in improved occupancy trends. Federal programs have assisted many of our operators which is helping to bridge the gap until we return to a more normal operating environment.”

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2020 was $0.99, an increase of 7.6% from the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2020 was $2.36, an increase of 34.9% from the same period in the prior year. Net income for the six months ended June 30, 2020 includes $21.0 million in gains that relate to the sale of real estate.

•Normalized FFO per diluted common share for the three months ended June 30, 2020 was $1.46, an increase of 7.4% from the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2020 was $2.82, an increase of 5.6% from the same period in the prior year.

•Normalized AFFO per diluted common share for the three months ended June 30, 2020 was $1.35, an increase of 7.1% over the same period in the prior year. Normalized AFFO per diluted common share for the six months ended June 30, 2020 was $2.65, an increase of 6.9% over the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2020 was $1.46, an increase of 7.4% from the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2020 was $2.81, an increase of 5.2% over the same period in the prior year.

•Net income, Normalized FFO, Normalized AFFO and NAREIT FFO per common share for the three and six months ended June 30, 2020 includes the dilutive impact of 1,292,984 common shares issued since June 30, 2019.

NHI Reports Second Quarter 2020 Results

August 10, 2020
FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with generally accepted accounting principles “GAAP”), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company defines Normalized FFO as FFO adjusted for certain items which may create some difficulty in comparing FFO for the current period to similar prior periods. We define Normalized AFFO as Normalized FFO excluding the effects of straight-line lease revenue, amortization of debt issuance costs and the non-cash amortization of the original issue discount of our unsecured convertible notes. We also adjust Normalized AFFO for the net change in our allowance for expected credit losses as well as certain non-cash items related to our equity method investments. These supplemental non-GAAP performance measures may not be comparable to similarly titled measures used by other REITs.

The reconciliation of net income attributable to common stockholders to our FFO, Normalized FFO, Normalized AFFO and Normalized Funds Available for Distribution (“FAD”) is included as a table to this press release and filed in the Company’s Form 10-Q with the Securities and Exchange Commission.

Liquidity
At July 31, 2020, we had $237 million in availability under a $550 million revolver and $83.9 million in unrestricted cash and cash equivalents. On July 9, 2020, we entered into a one-year $100 million term loan bearing interest at 30-day LIBOR (with a 50 basis point floor) plus 185 basis points. The term loan provides us with the option to extend the maturity by one year subject to the payment of a 20 basis point extension fee. The term loan proceeds were used to reduce the outstanding balance on our revolving credit facility.

Occupancy
The following table summarizes the average portfolio occupancy for Bickford, Holiday and Senior Living Communities (SLC) for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed. Bickford Same-Store (SS) occupancy excludes properties that have been operated by Bickford for less than 24 months. The information in the table below is based upon information provided to us by our operators.

	Properties	2Q19	3Q19	4Q19	1Q20	2Q20	June 2020	July 2020
Bickford	47	84.6%	86.0%	86.3%	85.2%	82.5%	81.7%	81.7%
Bickford (SS)	42	86.5%	88.3%	88.5%	87.2%	84.2%	83.5%	83.5%
Senior Living Communities	9	81.2%	80.3%	80.4%	80.3%	79.1%	79.0%	79.2%
Holiday	26	88.7%	87.6%	87.0%	87.3%	83.5%	82.3%	80.7%

Collections and Deferrals
We collected approximately 100% of contractual rents due for the second quarter ended June 30, 2020 and approximately 96.9% of contractual rents due for July 2020. August collections are as expected and will be provided in a business update later this month.

We have not granted any rent concessions to tenants as a result of the COVID-19 pandemic as of June 30, 2020. Effective July 1, 2020, we have agreed to defer $2,100,000 in rent due for the third quarter of 2020 from Bickford with half of the deferral being escrowed with the Company. We have also executed a non-binding letter of intent with Bickford to negotiate the potential sale to Bickford, or to other third parties, of nine properties currently leased to Bickford at a price in excess of the Company’s gross book value of approximately $76,658,000 as of June 30, 2020. Rental income from this portfolio for the six months ended June 30, 2020 totaled $4,464,000, including $151,000 in straight-line rent. Bickford’s obligation to repay the deferred rent will be forgiven and the escrowed funds returned provided the transaction is closed no later than December 31, 2020.

We are negotiating an agreement to defer a portion of rents for the remainder of 2020 with another tenant that would also grant the tenant the option to defer a portion of rents related to the first half of 2021. We have not agreed to grant rent relief to any other tenants. We will evaluate any rent deferral requests as a result of the COVID-19 pandemic on a tenant-by-tenant basis. The extent of future concessions we make as a result of the COVID-19 pandemic, which could have a material impact on our future operating results, cannot be reasonably or reliably projected by us at this time.

COVID-19 Update
As of August 4, 2020, NHI had 450 confirmed active resident cases (approximately 1.8% of total capacity) of COVID-19 in its skilled nursing and senior housing portfolio. There were 90 confirmed Senior Housing resident cases (2.1 cases per average

NHI Reports Second Quarter 2020 Results

August 10, 2020
community), which can include skilled nursing cases at our senior living campuses or CCRCs, and 360 confirmed skilled nursing resident cases (8.6 cases per average community). We can give no assurance about the accuracy of the information reported or that there have not been any changes since the time the information was obtained from our operators and third party operators. This information is based upon information provided to us by our operators and third-party data providers. More information is available at www.nhireit.com/covid-19.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, August 11, 2020, at 12 p.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (800) 761-0069, with the confirmation number 21966134. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Second Quarter 2020 Results

August 10, 2020

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$44,368	$39,979	$105,392	$75,658
Elimination of certain non-cash items in net income:
Depreciation	20,847	19,020	41,290	37,511
Depreciation related to noncontrolling interests	(210)	(7)	(357)	(7)
Gain on sale of real estate	—	—	(21,007)	—
Impairment of real estate	—	—	—	2,500
NAREIT FFO attributable to common stockholders	65,005	58,992	125,318	115,662
Non-cash write-off of straight-line rent receivable	—	—	380	—
Normalized FFO attributable to common stockholders	65,005	58,992	125,698	115,662
Straight-line lease revenue, net	(5,218)	(5,307)	(10,775)	(10,535)
Straight-line lease revenue, net, related to noncontrolling interests	30	2	52	2
Amortization of lease incentives	249	215	485	383
Amortization of original issue discount	101	195	202	388
Amortization of debt issuance costs	643	704	1,285	1,404
Equity method investment adjustments, net	29	—	49	—
Note receivable credit loss expense	(380)	—	1,195	—
Normalized AFFO attributable to common stockholders	60,459	54,801	118,191	107,304
Equity method investment capital expenditure	(105)	—	(210)	—
Equity method investment non-refundable fees received	101	—	173	—
Non-cash stock-based compensation	470	477	2,315	2,478
Normalized FAD attributable to common stockholders	$60,925	$55,278	$120,469	$109,782

BASIC
Weighted average common shares outstanding	44,650,002	43,232,384	44,631,797	43,029,104
NAREIT FFO attributable to common stockholders per share	$1.46	$1.36	$2.81	$2.69
Normalized FFO attributable to common stockholders per share	$1.46	$1.36	$2.82	$2.69
Normalized AFFO attributable to common stockholders per share	$1.35	$1.27	$2.65	$2.49

DILUTED
Weighted average common shares outstanding	44,650,002	43,498,021	44,634,070	43,311,527
NAREIT FFO attributable to common stockholders per share	$1.46	$1.36	$2.81	$2.67
Normalized FFO attributable to common stockholders per share	$1.46	$1.36	$2.82	$2.67
Normalized AFFO attributable to common stockholders per share	$1.35	$1.26	$2.65	$2.48

See Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD.

NHI Reports Second Quarter 2020 Results

August 10, 2020
Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

These supplemental operating performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our FFO, Normalized FFO, Normalized AFFO and Normalized FAD may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these operating performance measures, caution should be exercised when comparing our Company’s FFO, Normalized FFO, Normalized AFFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with GAAP (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

We believe that FFO and normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Adjusted Funds From Operations - AFFO

In addition to the adjustments included in the calculation of normalized FFO, normalized AFFO excludes the impact of any straight-line lease revenue, amortization of the original issue discount on our convertible senior notes and amortization of debt issuance costs. We also adjust Normalized AFFO for the net change in our allowance for expected credit losses as well as certain non-cash items related to our equity method investments. We believe that normalized AFFO is an important supplemental measure of operating performance for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires the original issue discount of our convertible senior notes and debt issuance costs to be amortized as non-cash adjustments to earnings. Normalized AFFO is useful to our investors as it reflects the growth inherent in the contractual lease payments of our real estate portfolio.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of normalized AFFO, normalized FAD excludes the impact of non-cash stock based compensation. We also adjust Normalized FAD for items related to our equity method investments such as capital expenditures and the net change in non-refundable entrance fees. We believe that normalized FAD is an important supplemental measure of operating performance for a REIT as a useful indicator of the ability to distribute dividends to shareholders. Additionally, normalized FAD improves the understanding of our operating results among investors and makes comparisons with: (i) expected results, (ii) results of previous periods and (iii) results among REITs, more meaningful. Because FAD may function as a liquidity measure, we do not present FAD on a per-share basis.

NHI Reports Second Quarter 2020 Results

August 10, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues:
Rental income	$77,917	$72,578	$154,444	$143,531
Interest income and other	6,257	5,518	12,827	10,673
	84,174	78,096	167,271	154,204
Expenses:
Depreciation	20,847	19,020	41,290	37,511
Interest	13,557	13,746	27,697	27,264
Legal	250	99	585	369
Franchise, excise and other taxes	145	775	389	1,320
General and administrative	3,032	2,972	7,342	6,986
Property taxes and insurance on leased properties	1,450	1,506	3,002	2,597
Loan and realty (gains) losses	(380)	—	1,195	2,500
	38,901	38,118	81,500	78,547
Loss from equity method investment	(848)	—	(1,290)	—
Gains on sales of real estate	—	—	21,007	—
Net income	44,425	39,978	105,488	75,657
Less: net (income) loss attributable to noncontrolling interests	(57)	1	(96)	1
Net income attributable to common stockholders	$44,368	$39,979	$105,392	$75,658

Weighted average common shares outstanding:
Basic	44,650,002	43,232,384	44,631,797	43,029,104
Diluted	44,650,002	43,498,021	44,634,070	43,311,527

Earnings per common share:
Net income attributable to common stockholders - basic	$0.99	$0.92	$2.36	$1.76
Net income attributable to common stockholders - diluted	$0.99	$0.92	$2.36	$1.75

NHI Reports Second Quarter 2020 Results

August 10, 2020

Selected Balance Sheet Data
(in thousands)
	June 30, 2020	December 31, 2019

Real estate properties, net	$2,691,376	$2,560,393
Mortgage and other notes receivable, net	$300,130	$340,143
Cash and cash equivalents	$46,853	$5,215
Straight-line rent receivable	$89,090	$86,044
Assets held for sale, net	$—	$18,420
Other assets	$39,522	$32,020
Debt	$1,554,241	$1,440,465
National Health Investors Stockholders' Equity	$1,492,359	$1,497,631

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at https://www.nhireit.com.